Exhibit 21

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

May 26, 2016

To All Shareholders

Norio Sako
Representative Director and President
UNY Group Holdings Co., Ltd.
1, Amaikegotanda-cho, Inazawa, Aichi, Japan

NOTICE OF RESOLUTION OF THE

45TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

This is to inform you that matters and proposals have been reported and resolved at UNY Group Holdings Co., Ltd. (“UNY Group Holdings”)’s 45th annual general meeting of shareholders as described below.

Through the Management Integration with FamilyMart Co., Ltd. (“FamilyMart”), UNY Group Holdings will integrate both companies’ management resources, form a new retail group, provide unique value, seek further growth and, as a result, will aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

Matters to be reported:

1.

Report on the details of the Business Report, Consolidated Financial Statements and Results of Audits of the Consolidated Financial Statements by the Independent Auditor and the Board of Corporate Auditors for the 45th Fiscal Year (from March 1, 2015 to February 29, 2016)

    The business report, the consolidated financial statements and the results of audits of the consolidated financial statements, described above, have been reported.

2.

Report on the details of the Non-consolidated Financial Statements for the 45th Fiscal Year (from March 1, 2015 to February 29, 2016)

    The non-consolidated financial statements, described above, have been reported.

Proposals to be resolved:

Proposal 1:	Appropriation of Surplus This proposal has been approved as originally proposed. The year-end dividends for the 45th fiscal year are ¥10 per share.

Proposal 2:

Approval of Absorption-Type Merger Agreement between UNY Group Holdings and FamilyMart

    This proposal has been approved as originally proposed. Furthermore, the same proposal has been resolved and approved at FamilyMart’s 35th annual general meeting of shareholders.

Proposal 3:

Election of Seven (7) Directors

    Norio Sako, Jiro Koshida, Jun Takahashi, Shuichi Takeuchi, Tamotsu Kokado, Norio Kato, and Takashi Saeki have been elected and inducted as Directors as originally proposed.

Proposal 4:	Election of One (1) Corporate Auditor Akira Ito has been elected and inducted as the Corporate Auditor as originally proposed.

Regarding the Representative Director, Director with Special Title and

Executive Officer with Special Title

The following representative director and director with special title / executive officer with special title have been elected and inducted by the Board of Directors after the close of this annual general meeting of shareholders.

Representative Director and President	Norio Sako

Director, Senior Executive Officer	Jiro Koshida

Payment of Dividends

The year-end dividends for the 45th fiscal year will be paid by the enclosed “Year-End Dividend Warrant for the 45th Fiscal Year.” Please take this Warrant to any office or post office of Japan Post Bank and Japan Post Network (banking agency) within the specified payment period (from May 27, 2016 to June 27, 2016) to receive your dividends.

We have enclosed forms of “Statement of Dividends” and “Where to Transfer Dividends” for those who have designated a transfer account(s). With respect to where to transfer dividends in the case that you have chosen the method of share number pro-rata distribution in the securities company accounts, please contact the securities company with which you deal.